Exhibit 10.28

November 19, 2002

Mr. Ajay Jain

[Address]

[Address]

Dear Ajay:

This letter agreement is being entered into by you, Ajay Jain (“you”) and Versant Corporation (“Versant”) pursuant to Section 8.7 of the Agreement and Plan of Reorganization dated as of November 19, 2002 (the “Plan”) among Versant, Mokume Software, Inc. (“Mokume”), VM Merger Corp., a wholly owned subsidiary of Versant (“Sub’) and the stockholders of Mokume.  Capitalized terms used in this letter agreement but not defined in this letter will have the same meanings given to them in the Plan.  Regardless of when signed, this letter agreement will not take effect or bind you or Versant unless and until the merger of Sub into Mokume contemplated by the Plan has been consummated and become effective.

Subject to the foregoing, Versant is pleased to offer you a full-time position at Versant on the following terms and conditions:

1.             You will be employed as President of Versant’s Real Time Computing Business Unit, reporting to Tom Miura, Versant’s Chief Operating Officer. You will be paid $ 15,833.33 per month (annualized at $190,000), which will be paid semi-monthly.  You will also be eligible to receive up to a $75,000 annual bonus, based on meeting performance objectives, which will be discussed and outlined with you during your first 90 days of employment.

2.             You will be granted an option to purchase 85,000 shares of Versant Corporation common stock under the current stock option program subject to approval of the grant of such option by Versant’s Board of Directors (the “Board”).

3.             Versant offers medical, dental, short-term/long-term disability, life, flex, vision, employee stock purchase plan (ESPP), and 401(k) benefits.  If you have any questions about these benefits, please contact Robin Steckhahn, our HR Manager at 510-789-1679 or email robin@versant.com at Versant.

4.             You will also be expected to comply with all Versant’s policies and procedures for its employees (“Versant Employment Policies”), including but not limited to Versant’s policy regarding securities trading by company personnel.  Please contact me immediately if you require a copy prior to your acceptance of this offer.

5.             On your first day of employment, please be prepared to show proof of eligibility to work in the United States.  Acceptable documentation includes: valid US passport, valid certificate of citizenship, valid certificate of naturalization, un-expired INS work permit, un-expired foreign passport bearing an appropriate, un-expired endorsement of the US Attorney General authorizing an individual’s employment in the United States, Resident Alien card, Form I-94, or social security card with valid driver’s license. Employment with Versant is also contingent upon Versant’s satisfaction with a pre-employment background check.

6.             On your first day of employment you will be required to execute and deliver to Versant a copy of its standard Invention Assignment and Confidentiality Agreement (the “Invention/Confidentiality Agreement”).  Your employment with Versant will be conditioned upon your signing and delivering the Invention/Confidentiality Agreement to Versant on your first day of employment.

7.             By accepting this offer you agree that your employment is “at will” and that you may be terminated at the sole discretion of management.  You may also resign at any time for any reason whatsoever.

8.             For so long as you are an executive officer of Versant you will be permitted to attend all in-person meetings of Versant’s Board of Directors to the same general extent and for the same general purposes as Versant’s other then executive officers attend such meetings; provided, however, that you acknowledge and agree that you may be excluded at any time from any confidential “closed sessions” or “executive sessions” of any Board meeting and from any other portions of any Board meeting if the Board in its sole discretion, for any reason (which reasons may include, without limitation, confidentiality or preservation of attorney-client privilege), requests that you not be present for that portion of the meeting. You will not be entitled to attend any portion of any telephonic meeting of the Board.  In addition to (and not in lieu of) your confidentiality and other obligations pursuant to the Invention Assignment/Confidentiality Agreement, you agree (i) to hold in strict confidence, and to act in a fiduciary manner with respect to, all non-public information and materials that you may receive, or be given access to, in connection with any meetings of the Board, and (ii) not to disclose any such information to any third party, and not to use any such information for any purpose that, if you were a Versant director, would violate your fiduciary duty to Versant.

9.             Subject to the terms and conditions specified below:

(a)               If you cease to be employed by Versant or any of its subsidiaries during the time period beginning on the Effective Time of the Merger and ending on November 19, 2003 because your employment is Terminated Without Cause (as defined in Part 3 of Exhibit B to the Plan), then (i) Versant will pay you cash severance in an amount equal to your then-current monthly base salary (excluding any bonus) each month for each of the twelve (12) months immediately following the date on which you are so Terminated Without Cause, and (ii) Versant will pay the reasonable cost of continuing your then-current medical insurance coverage as provided by Versant on the date you are Terminated Without Cause, for a period of twelve (12) months from the date on which you are so Terminated Without Cause.

(b)              If you cease to be employed by Versant or any of its subsidiaries during the time period beginning on November 20, 2003 and ending on November 19, 2004 because your employment is Terminated Without Cause (as defined in Part 3 of Exhibit B to the Plan), then (i) Versant will pay you cash severance in an amount equal to your then-current monthly base salary (excluding any bonus) each month for each of the six (6) months immediately following the date on which you are Terminated Without Cause, and (ii) Versant will pay the reasonable cost of continuing your then-current medical insurance coverage as provided by Versant on the date you are Terminated Without Cause, for a period of six (6) months from the date on which you are so Terminated Without Cause.

(c)               You will not be entitled to any severance or similar benefits from Versant if your employment with Versant or any of its affiliates (i) is terminated for any reason other than a Termination Without Cause (as defined in Part 3 of Exhibit B to the Plan); or (ii) is terminated for any reason after November 19, 2004.

(d)              In addition, notwithstanding anything above to the contrary, Versant will have no obligation to pay you any severance or to continue (or pay to continue) any medical insurance coverage for you unless and until you execute and deliver to Versant a written agreement in which you grant Versant and its officers, directors, employees, shareholders, subsidiaries and other affiliates an irrevocable general release of all known and unknown claims that you may then have against any of them (including but not limited to claims arising from your employment or the termination of your employment) and you agree not to prosecute or bring any legal action or other proceeding based upon any of such claims.  However, any such release shall not require you to release any claims you may have against Versant pursuant to the Plan solely in your capacity as a stockholder of Mokume or as the Representative of the Mokume Stockholders.

(e)               As noted above, for purposes of this letter and your employment with Versant, the terms “Terminated Without Cause” and “Termination Without Cause” and “Cause” will have the meanings given to such terms in Part 3 to Exhibit B to the Plan, except that, solely for purposes of this letter agreement, the term  Cause” shall not include substantial under-performance by you of the business objectives set forth in Appendix 1 to Exhibit B to the Plan.  Except as otherwise expressly specified in Part 3(e)(ii) to Exhibit B to the Plan, any voluntary termination or abandonment by you of your employment with Versant or any of its subsidiaries will not be considered to be a “Termination Without Cause” and will not entitle you to any severance as provided herein.

10.           This letter, the Non-Competition Agreement you will enter into pursuant to the Plan, the Invention/Confidentiality Agreement and the Versant Policies (both those now in effect and those hereafter adopted) together set forth the entire agreement and understanding between yourself and Versant regarding the terms of your employment with Versant or any of its subsidiaries.  The terms of this offer may only be modified in a writing by an executive officer of Versant.  The terms of this offer letter are confidential.  Versant reserves the right to cancel this offer without notice if these terms become public knowledge.

11.           This offer will take effect only if and when the Merger of Sub into Mokume pursuant to the Plan occurs and becomes effective, and must be accepted by you on the date of the Effective Time of the Merger or this offer will be automatically deemed revoked on that date. We hope that you begin employment with Versant by November 19, 2002.  To confirm your acceptance of this offer, please sign below where indicated and return a copy of all pages of this letter.  If you have any questions, please do not hesitate to call.  We are all looking forward to having you on the Versant team and believe that you will find working at Versant a rewarding career.

Sincerely,

VERSANT CORPORATION

	By:	/s/ LEE MCGRATH
Lee McGrath, Vice President, Finance &
Administration; and Chief Financial Officer

Accepted by:

/s/ AJAY JAIN
Ajay Jain
Dated: November 19, 2002

Enclosures